Exhibit 99
INFORMATION
.

For Immediate Release
July 17, 2008
Contact: 513.271.3700
John A. Kraeutler, CEO
Melissa A. Lueke, CFO

MERIDIAN BIOSCIENCE REPORTS RECORD OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, REAFFIRMS FISCAL 2008 GUIDANCE,
AND COMMENTS ON FISCAL 2009 OUTLOOK

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record third quarter and nine-month sales of $33.1 million and $103.2 million, respectively, increases of 11% and 14% over the same periods of the prior fiscal year;

•	reported record third quarter and nine-month operating income of $11.0 million and $32.9 million, respectively, increases of 16% and 25% over the same periods of the prior fiscal year;

•
reported record third quarter earnings and diluted earnings per share of $7.8 million and $0.19, respectively, increases of 22% and 19% compared with the same periods of the prior fiscal year on a NON-GAAP basis. (These increases exclude a tax benefit of $2.4 million in fiscal 2007, or $0.06 per diluted share, which is discussed below.);

•
reported record nine-month earnings and diluted earnings per share of $22.5 million and $0.55, respectively, increases of 26% and 25% compared with the same periods of the prior fiscal year on a NON-GAAP basis.  (These increases exclude a tax benefit of $2.4 million in fiscal 2007, or $0.06 per diluted share, which is discussed below.);

•	declared the regular quarterly cash dividend of $0.14 per share (indicated annual rate of $0.56 per share), 27% higher than the regular quarterly rate of fiscal 2007;

•	reaffirmed its guidance of net sales between $140 million and $142 million and per share-diluted earnings between $0.72 and $0.75 for the fiscal year ending September 30, 2008; and

•	expects continued double-digit sales and earnings growth for fiscal 2009, initial guidance to be provided by mid-August.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months June 30,			Nine Months June 30,
	2008	2007	Change	2008	2007	Change
Net sales	$33,068	$29,763	11%	$103,164	$90,577	14%
Operating income	10,999	9,488	16%	32,930	26,395	25%

NON-GAAP net earnings and diluted earnings per share excluding tax benefit -
Net earnings	$7,763	$6,389	22%	$22,518	$17,852	26%
Diluted earnings per share	$0.19	$0.16	19%	$0.55	$0.44	25%

Net earnings – U.S. GAAP	7,763	8,814	-12%	22,518	20,277	11%
Diluted earnings per share – U.S. GAAP	$0.19	$0.22	-14%	$0.55	$0.50	10%

Cash and short-term investments	$47,050	$46,006
Working capital	79,921	72,966
Long-term debt obligations	-	-
Shareholders’ equity	124,374	108,384
Total assets	141,230	125,239

THIRD QUARTER AND NINE-MONTH RESULTS

Third quarter and nine-month results for fiscal 2007 include the effects of a tax benefit in the amount of $2.4 million, or $0.06 per diluted share, related to an adjustment to tax reserves that was recorded upon expiration of the statute of limitations on certain income tax returns.

Net sales for the third fiscal quarter ended June 30, 2008, were $33,068,000 as compared to $29,763,000 for the same period of the prior fiscal year, an increase of 11%.  Net earnings for the third quarter of fiscal 2008 were $7,763,000, or $0.19 per diluted share, increases of 22% and 19%, respectively, over the corresponding periods of fiscal 2007, excluding the tax benefit mentioned above.  Diluted common shares outstanding for the third quarter of fiscal 2008 and 2007 were 41,050,000 and 40,720,000, respectively, an increase of 1% due primarily to stock option exercises.

Net sales for the nine months ended June 30, 2008, were $103,164,000 as compared to $90,577,000 for the same period of the prior fiscal year, an increase of 14%.  Net earnings for the nine months ended June 30, 2008, were $22,518,000, or $0.55 per diluted share, increases of 26% and 25%, respectively, over the corresponding periods of fiscal 2007, excluding the tax benefit mentioned above.  Diluted common shares outstanding for the first nine months of fiscal 2008 and 2007 were 41,018,000 and 40,430,000, respectively, an increase of 1% due primarily to stock option exercises.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.14 per share for the third quarter ended June 30, 2008.  The record date is July 30, 2008 and the dividend is payable August 7, 2008. The annual indicated cash dividend rate for fiscal 2008 is $0.56 per share, an increase of 27% over the fiscal 2007 rate of $0.44 per share.  Meridian has increased its regular cash dividend rate seventeen times since it established a regular dividend eighteen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2008 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2008, management expects net sales to be in the range of $140 million to $142 million and per share diluted earnings to be between $0.72 and $0.75.

FINANCIAL CONDITION

The Company’s financial condition is sound. At June 30, 2008, current assets were $94 million compared to current liabilities of $14 million thereby producing working capital of $79.9 million and a current ratio of 6.6. Cash and short-term investments on hand were $47 million. The Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility. The Company has no long-term debt obligations.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience on a U.S. GAAP basis for the interim periods of fiscal 2008 and fiscal 2007.

	Three Months June 30,		Nine Months June 30,
	2008	2007	2008	2007
Net sales	$33,068	$29,763	$103,164	$90,577
Cost of goods sold	11,781	10,462	39,010	34,826
Gross profit	21,287	19,301	64,154	55,751

Operating expenses
Research and development	1,322	1,306	4,372	4,339
Sales and marketing	4,459	4,072	13,697	12,331
General and administrative	4,507	4,435	13,155	12,686
Total operating expenses	10,288	9,813	31,224	29,356

Operating income	10,999	9,488	32,930	26,395
Other income (expense), net	480	364	1,304	1,169
Income before income taxes	11,479	9,852	34,234	27,564
Income tax provision	3,716	1,038	11,716	7,287
Net earnings	$7,763	$8,814	$22,518	$20,277

Net earnings per basic common share	$0.19	$0.22	$0.56	$0.51
Basic common shares outstanding	40,150	39,729	40,043	39,462

Net earnings per diluted common share	$0.19	$0.22	$0.55	$0.50
Diluted common shares outstanding	41,050	40,720	41,018	40,430

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2008 and fiscal 2007.

	Three Months June 30,		Nine Months June 30,
	2008	2007	2008	2007
Net sales (third-party)
U.S. Diagnostics	$19,406	$17,065	$64,878	$55,885
European Diagnostics	8,016	6,279	21,709	17,808
Life Science	5,646	6,419	16,577	16,884
	$33,068	$29,763	$103,164	$90,577
Operating Income
U.S. Diagnostics	$8,890	$6,842	$26,669	$20,653
European Diagnostics	1,720	1,517	4,470	3,793
Life Science	774	1,297	2,117	2,194
Eliminations	(385)	(168)	(326)	(245)
	$10,999	$9,488	$32,930	$26,395

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, commented, “Meridian’s record of double-digit revenue growth was driven by our Diagnostics businesses that continued to capture market share in our focus product areas including foodborne infections (toxigenic E. coli), H. pylori and C. difficile.  Due largely to our managed care and national lab relationships, a growing proportion of physicians are adopting our H. pylori test and treat strategies for patients with gastritis.  Likewise, the number of labs routinely promoting the use of Meridian’s EHEC tests continues to expand, and we look forward to continued rapid growth of this product line.  The early success of our TRU EBV tests, launched in Europe in April 2008, is very promising thus far. The geographic dispersion of our initial TRU EBV customers indicates broad-based acceptance of these new products.   The remainder of this year will be challenging for our Life Science business unit and we are making adjustments while continuing to drive our successes in diagnostics. Even with this temporary weakness, I am confident of our guidance for fiscal 2008 and the positive outlook for 2009.

Our disciplined financial controls continued to yield impressive gains in gross margin, operating income and net income rates.  We will continue to focus our efforts on automation, operating efficiency and careful investment of resources.  As we look towards the next several quarters, we are encouraged by the breadth of our business drivers and the potential from our new product pipeline.  Our LAMP molecular platform is currently in beta trials, and early indications are very positive. We look forward to beginning to realize its revenue potential in fiscal 2009.”

William J. Motto, Executive Chairman of the Board, commented, “Based on our current and expected run rates, fiscal 2008 will be our fifth consecutive fiscal year of record sales and earnings and double-digit growth.  Naturally, we are pleased with this performance.  As we look forward to fiscal 2009, the outlook appears very favorable. We do not expect the unsettled credit market, economic conditions, or political environment to have a negative impact on our business.  As is our custom, we will be providing sales and earnings guidance for fiscal 2009 in August.  Consistent with our well established cash dividend policy, we will likely be recommending another increase in the regular cash dividend rate to our Board of Directors following receipt of the fiscal 2008 audited financial statements.  We continue to believe that cash dividends are an important element of total shareholder return and are valued by our investors.  We have increased our regular cash dividend rate seventeen times during the past eighteen years.  The Company is positioned to make additional acquisitions providing they meet our rigorous requirements including being accretive to per share earnings.  The integration of our most recent acquisition, certain assets acquired from Vybion, Inc., is proceeding as planned.  We will continue close management of expenses as we grow the business and maintain a strong balance sheet and conservative financial posture.  I look forward to reporting record fiscal 2008 operating results and favorable fiscal 2009 guidance later this year.”

NON-GAAP FINANCIAL MEASURES

In this press release we have provided information on net earnings, basic earnings per share, and diluted earnings per share excluding the 2007 tax benefit noted above.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the favorable impact of a discrete material item that occurred in the prior year and is not expected to recur in the future; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the tax benefit noted above, in the tables below for the three and nine-month periods ended June 30, 2007.

GAAP TO NON-GAAP RECONCILIATION TABLES

	Three Months June 30,		Nine Months June 30,
Net Earnings –	2008	2007	2008	2007
U.S. GAAP basis	$7,763	$8,814	$22,518	$20,277
Tax benefit not expected to recur in the future	-	(2,425)	-	(2,425)
Excluding tax benefit	$7,763	$6,389	$22,518	$17,852

	Three Months June 30,		Nine Months June 30,
Net Earnings per Basic Common Share -	2008	2007	2008	2007
U.S. GAAP basis	$0.19	$0.22	$0.56	$0.51
Tax benefit not expected to recur in the future	-	(0.06)	-	(0.06)
Excluding tax benefit	$0.19	$0.16	$0.56	$0.45

	Three Months June 30,		Nine Months June 30,
Net Earnings per Diluted Common Share -	2008	2007	2008	2007
U.S. GAAP basis	$0.19	$0.22	$0.55	$0.50
Tax benefit not expected to recur in the future	-	(0.06)	-	(0.06)
Excluding tax benefit	$0.19	$0.16	$0.55	$0.44

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update any forward-looking statements.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can change expected results.  One of Meridian’s main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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